UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2019

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-00395	31-0387920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NCR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry in to a Material Definitive Agreement

On August 28, 2019 (the “Closing Date”), NCR Corporation, a Maryland corporation (referred to herein as “we”, “us” or “our”), entered into an amended and restated credit agreement (the “Credit Agreement”) with certain of our foreign subsidiaries, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement provides for new senior secured credit facilities in an aggregate principal amount of $1,850 million (the “New Senior Secured Credit Facilities”), consisting of (i) an initial term loan facility in the principal amount of $350 million (the “Initial Term Loan Facility”) and a delayed draw term loan facility in the principal amount of $400 million (the “Delayed Draw Term Facility”, and together with the Initial Term Loan Facility, the “New Term Loan Facility”, the loans thereunder, “New Term Loans”) and (ii) a five-year revolving credit facility with commitments in an aggregate principal amount of $1,100 million (the “New Revolving Credit Facility”, the loans thereunder, “Revolving Loans”). We incurred indebtedness of $350 million under the Initial Term Loan Facility on the Closing Date. The New Revolving Credit Facility and the Delayed Draw Term Facility were undrawn as of the Closing Date.

The Credit Agreement permits us to draw under the Delayed Draw Term Facility at any time on or prior to December 31, 2019 to redeem or repurchase in full and satisfy and discharge certain of our outstanding notes. Any such drawing is subject to the satisfaction of certain customary conditions in the Credit Agreement.

Up to $400 million of the New Revolving Credit Facility will be available to be borrowed by certain of our foreign subsidiaries (the “Foreign Borrowers” and, together with us, the “Borrowers”) in U.S. Dollars, Euros and British Pounds Sterling to provide flexibility to fund ongoing operations, including foreign operations. Any borrowings by the Foreign Borrowers under the New Revolving Credit Facility will be guaranteed and secured by us and the Guarantor (as defined below) to the same extent as borrowings by us.

Interest Rates

Revolving Loans will bear interest at LIBOR (or, in the case of amounts denominated in Euros, EURIBOR), or, at our option, in the case of amounts denominated in Dollars, at a base rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest last quoted by the Wall Street Journal as the “prime rate” and (c) the one-month LIBOR rate plus 1.00% (the “Base Rate”), plus, in each case, a margin ranging from 1.25% to 2.25% per annum for LIBOR-based and EURIBOR-based Revolving Loans and ranging from 0.25% to 1.25% per annum for Base Rate-based Revolving Loans, in each case, depending on our consolidated leverage ratio. Until we deliver financial statements for the fiscal quarter ended September 30, 2019, the applicable margin will be 1.75% for LIBOR-based and EURIBOR-based Revolving Loans and 0.75% for Base Rate-based Revolving Loans.

The New Term Loans will bear interest, at our option, at LIBOR plus a 2.50% margin per annum (the “LIBOR Term Loan Margin”) or the Base Rate plus a 1.50% margin per annum.

Fees

The daily unused portion of the New Revolving Credit Facility is subject to a commitment fee ranging from 0.15% to 0.35% per annum, depending on our consolidated leverage ratio. We are required pay a ticking fee on the undrawn commitments under the Delayed Draw Term Facility at a per annum rate equal to: (a) at any time on or prior to the date that is 30 days after the Closing Date, 0%, (b) after the date that is 30 days after the Closing Date and on or prior to the date that is 60 days after the Closing Date, 50% of the LIBOR Term Loan Margin and (c) from and after the date that is 60 days after the Closing Date, 100% of the LIBOR Term Loan Margin.

Amortization and Maturity

The outstanding principal balance of the New Term Loans is required to be repaid in equal quarterly installments equal to 0.25% of the original principal amount of the New Term Loans (including, after the funding thereof, any Delayed Draw Term Loans) beginning with the fiscal quarter ending December 31, 2019, the balance of which is due at maturity on August 28, 2026. The New Revolving Credit Facility is not subject to amortization and will mature on August 28, 2024.

Guarantee and Security

On the Closing Date, we, the Guarantor, the Foreign Borrowers and the Administrative Agent entered into a reaffirmation agreement (the “Reaffirmation Agreement”), pursuant to which we, the Guarantor and the Foreign Borrowers reaffirmed the security interests and guarantees granted in favor of the Administrative Agent pursuant to the Collateral Agreement (as defined below).

We and one of our wholly owned domestic subsidiaries (the “Guarantor”) guaranteed our obligations under the Credit Agreement and each Foreign Borrower guaranteed the obligations of each other Foreign Borrower under the Credit Agreement and granted a first priority lien and security interest on, subject to customary exceptions, (a) equity interests owned by us and the Guarantor in certain of its and our respective directly owned domestic and foreign subsidiaries (limited, in the case of foreign subsidiaries, to 66 2/3% of the voting stock of such subsidiaries and 100% of the non-voting stock of such subsidiaries) and (b) substantially all of our and the Guarantor’s domestic assets pursuant to the Guarantee and Collateral Agreement, dated as of August 22, 2011, as amended and restated as of January 6, 2014, and as further amended and restated as of March 31, 2016, among us, the Guarantor, the Foreign Borrowers and the Administrative Agent (the “Collateral Agreement”).

Mandatory Prepayments

The Credit Agreement requires us to prepay, subject to certain exceptions, outstanding New Term Loans with:

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions;

•	100% of the net cash proceeds of any incurrence or issuance of debt, other than the net cash proceeds of debt permitted under the Credit Agreement; and

•	50% of our annual excess cash flow commencing with the fiscal year ended December 31, 2019; provided that if (i) our secured leverage ratio is less than or equal to 2.25 to 1.00 but greater than 1.50 to 1.00, then the percentage of excess cash flow used for prepayments shall be 25% and (ii) our secured leverage ratio is less than 1.50 to 1.00, then the percentage of excess cash flow used for prepayments shall be 0%.

Representations, Warranties, Covenants and Events of Default

The Credit Agreement contains customary representations and warranties, affirmative covenants, and restrictive covenants. The restrictive covenants limit our and our subsidiaries’ ability to, among other things, incur indebtedness, create liens on our or their assets, engage in fundamental changes, make investments, sell or otherwise dispose of assets, engage in sale-leaseback transactions, make restricted payments, repay subordinated indebtedness, engage in certain transactions with affiliates and enter into agreements restricting the ability of our subsidiaries to make distributions to us or incur liens on their assets.

The Credit Agreement also contains a financial covenant with respect to the New Revolving Credit Facility that does not permit us to allow our leverage ratio to exceed (i) in the case of any fiscal quarter ending on or prior to March 31, 2021, (a) the sum of 4.50 and an amount (not to exceed 0.50) to reflect debt used to reduce our unfunded pension liabilities to (b) 1.00, (ii) in the case of any fiscal quarter ending on or after March 31, 2021 and on or prior to March 31, 2023, (a) the sum of 4.25 and an amount (not to exceed 0.50) to reflect debt used to reduce our unfunded pension liabilities to (b) 1.00 and (iii) in the case of any fiscal quarter ending after March 31, 2023, the sum of (a) 4.00 and an amount (not to exceed 0.50) to reflect debt used to reduce our unfunded pension liabilities to (b) to 1.00. We have the option to elect to increase the maximum permitted leverage ratio by 0.25 in connection with the consummation of any Material Acquisition (as defined in the Credit Agreement) for four fiscal quarters, but in no event will the maximum permitted leverage ratio, inclusive of all increases, exceed 4.75 to 1.00.

The Credit Agreement also contains customary events of default including, among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and change of control. The occurrence of an event of default could result in the termination of commitments under the New Senior Secured Credit Facilities, the acceleration of all outstanding amounts thereunder and the requirement to cash collateralize outstanding letters of credit.

Incremental Facilities

The Credit Agreement permits us to obtain one or more additional term loans and/or revolving credit facilities (subject to customary conditions, including obtaining applicable commitments to provide such term loan and/or revolving credit facilities) in an aggregate principal amount of up to $150 million plus any additional amount that would not cause our pro forma secured leverage ratio to exceed 3.00 to 1.00. The proceeds of any such incremental facilities may be used for working capital requirements and other general corporate purposes.

The foregoing summary of the Credit Agreement and the Reaffirmation Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement and the Reaffirmation Agreement, copies of which are attached hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The descriptions of the Credit Agreement and the Reaffirmation Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

4.1

Credit Agreement, dated as of August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016, as further amended and restated as of August 28, 2019, among NCR Corporation, the lenders party thereto, the foreign borrowers party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

4.2

Reaffirmation Agreement, dated as of August 28, 2019, among NCR Corporation, NCR International, Inc., the foreign subsidiaries of NCR Corporation party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

By:	/s/ Andre J. Fernandez
Andre J. Fernandez
Executive Vice President and Chief Financial Officer

Date: August 29, 2019